EXHIBIT 99.1


                 MERITRUST FEDERAL SAVINGS BANK REVOCABLE PROXY


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MERITRUST FEDERAL SAVINGS BANK ("MERITRUST") FOR USE ONLY AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON ___________, 1998 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     The undersigned hereby appoints the Board of Directors of Meritrust, or any successors thereto as proxies, with full powers of substitution, to vote the shares of the undersigned at the Special Meeting of Stockholders of Meritrust to be held at Meritrust's main office located at 200 West Second Street, Thibodaux, Louisiana, on _______, 1998 at 3:00 p.m., Central Time, and at any adjournment or postponement thereof, with all the powers that the undersigned would possess if personally present, as follows:

         1. To approve and adopt the Agreement and Plan of Merger dated as of November 20, 1997, by and among Whitney Holding Corporation ("Whitney"), Whitney National Bank ("Whitney Bank") and Meritrust, together with a related merger agreement (collectively, the "Plan of Merger"), pursuant to which (i) Meritrust will be merged into Whitney Bank (the "Merger"), with Whitney Bank as the surviving corporation; and (ii) each share of common stock of Meritrust outstanding immediately prior to consummation of the Merger shall be converted into and represent the right to receive shares of Whitney common stock as determined in accordance with the terms of the Plan of Merger, all as more fully described in the Proxy Statement-Prospectus.

                  ___FOR             ___AGAINST         ___ABSTAIN


         2. To adjourn the Special Meeting, if necessary, to solicit additional proxies.

                  ___FOR             ___AGAINST        ___ABSTAIN


         In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

         The Board of Directors recommends that you vote FOR each of Proposals 1 and 2. Shares of common stock of Meritrust will be voted as specified. If no specification is made, shares will be voted in favor of each of Proposals 1 and 2, and otherwise at the discretion of the proxies. This proxy may be revoked at any time before it is exercised.

         The undersigned hereby acknowledges receipt of the Notice of Special Meeting of the Stockholders of Meritrust called for _______, 1998 and a Proxy Statement-Prospectus for the Special Meeting.



                                             Dated:                       , 1998
                                                   -----------------------


                                             -----------------------------------


                                             -----------------------------------
                                                        Signature(s)


                                             Please  sign  this exactly as your
                                             name(s) appear(s) on this proxy.
                                             When signing in a representative
                                             capacity, please give title.  When
                                             shares are held jointly,  only  one
                                             holder need sign.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.